Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
Arcosa, Inc. Announces Second Quarter 2021 Results and Acquisition of Southwest Rock Products

–Revenues and Adjusted EBITDA in Line with Last Year’s Record Results Demonstrating Resilience of the Company’s Infrastructure Businesses
–Construction Products Adjusted EBITDA Growth of 17%
–Portfolio Shift toward Construction Products Advanced with $150 Million Acquisition of a Leading Arizona Pure-Play Aggregates Producer
–Scaled Entry into Attractive Phoenix Metropolitan Area
–Healthy Balance Sheet with Pro Forma Net Debt to Adjusted EBITDA of 2.4X, within Targeted Long-Term Range of 2-2.5X

DALLAS, Texas - ARCOSA, Inc. - August 4, 2021:
Arcosa, Inc. (NYSE: ACA) (“Arcosa,” the “Company,” “We,” or “Our”), a provider of infrastructure-related products and solutions, today announced results for the quarter ended June 30, 2021.

Arcosa also announced that it acquired Arizona-based Southwest Rock Products, LLC and affiliated entities (“Southwest Rock”) for $150 million. Southwest Rock is a pure-play natural aggregates company serving the greater Phoenix metropolitan area with five active sand and gravel locations and one hard rock quarry producing approximately five million annual tons of construction aggregates. Southwest Rock had trailing 12 month revenues of approximately $36 million and Adjusted EBITDA of approximately $14 million as of May 31, 2021, implying a purchase price multiple of 10.7X Adjusted EBITDA.

Second Quarter Highlights (All comparisons are versus the prior-year quarter unless noted otherwise)
•Revenues of $515.1 million, up 3%
•Net income of $20.8 million and Adjusted Net Income of $29.1 million
•Diluted EPS of $0.43 and Adjusted Diluted EPS of $0.60
•Adjusted EBITDA of $78.9 million, in-line with last year
•Operating cash flow of $50.7 million and Free Cash Flow of $29.1 million

“Our second quarter results reflect the resilience of our portfolio of infrastructure businesses as we executed successfully and kept pace with last year’s record results despite some headwinds,” commented Antonio Carrillo, President and Chief Executive Officer.

“Construction activity was strong overall, with some offset from abnormally wet weather during the quarter, especially in our largest markets within Texas and along the Gulf Coast. The integration of StonePoint is progressing smoothly and performance is tracking well against our expectations, adjusting for the wet weather.

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“Order activity for our utility and traffic structures businesses was very healthy during the quarter as growth drivers remain intact. We are also encouraged by improving fundamentals in the North American railcar market, with orders in our steel components business outpacing shipments during the quarter.

“We continue to confront high steel prices. On a positive note, we have been able to proactively raise prices across most of our steel manufacturing businesses to help mitigate the impact on margins. While long-term fundamentals remain strong for our barge business, high steel prices continued to depress order activity. As planned, we will idle our Louisiana plant in the third quarter, and we have taken additional steps to strategically extend our backlog into 2022 to allow time for a market recovery.”

Carrillo also noted, “I am excited to announce the acquisition of Southwest Rock, which is an excellent strategic fit for Arcosa. The business is aligned with our strategy to reduce our cyclicality and enter new and attractive geographies. Southwest Rock has an experienced operating team, a strong footprint in the high growth Phoenix market area, and a pipeline of actionable bolt-on opportunities.

“We have made considerable progress advancing our portfolio shift into higher margin and more stable Construction Products. Since our spin-off, we have invested approximately $1.3 billion in construction materials acquisitions, which has expanded our Construction Products businesses to now represent more than 50% of our Adjusted EBITDA.”

2021 Outlook and Guidance

The Company maintained its 2021 full year Adjusted EBITDA guidance range of $270 million to $290 million. The guidance range incorporates Southwest Rock’s expected results from the date of acquisition.

•Full year 2021 Transportation Products Adjusted EBITDA guidance revised to approximately $25 million from prior guidance range of $35 to $40 million due to lower production expectations for our barge business as high steel prices continued to escalate in the second quarter suppressing new order activity and profitability on the orders received.

Commenting on the outlook, Carrillo noted, “Our 2021 Adjusted EBITDA guidance keeps us on a path to meet or exceed 2020’s strong results, despite additional weakness in our barge business and higher raw materials costs.

“Overall, our key growth businesses, Construction Products and Engineered Structures, remain positioned well for the future. While high steel pricing has curtailed order activity for some of our business lines, our outlook and longer-term fundamentals remain strong.”

Second Quarter 2021 Results and Commentary

Construction Products

•Revenues increased 38% to $204.5 million, primarily driven by the acquisition of StonePoint, a top 25 U.S. construction aggregates company acquired in April.
•StonePoint expanded our footprint in Texas and Louisiana and provided entry into Tennessee, Kentucky, Pennsylvania, and West Virginia.

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•Demand was generally stronger across our natural and recycled aggregates businesses serving construction end markets, but excessive rainfall during the quarter impacted sales volumes, especially our operations in Texas and along the Gulf Coast.
•Revenues from our specialty materials businesses increased from strong volumes in our lightweight aggregates business and product lines serving building product end markets.
•Revenues from our trench shoring business increased 43% as volumes recovered to pre-pandemic levels.
•Adjusted Segment EBITDA increased 17% to $45.1 million, excluding a $4.7 million cost impact from the fair value markup of acquired inventory.
•Segment margin decreased to 22.1% compared to 26.0% in the prior year. We estimate the adverse weather-related impact to Adjusted Segment EBITDA was $3 million to $4 million during the quarter. Additionally, Adjusted Segment EBITDA was impacted by higher fuel prices.

Engineered Structures

•Revenues increased 9% year-over-year to $242.5 million as pricing increased across all product lines driven by higher steel prices. Increased volumes for storage tanks and utility and traffic structures more than offset lower anticipated volumes in wind towers.
•Revenues also included a $7.7 million one-time resolution of a customer dispute from 2019 in our wind towers business. These towers were removed from our backlog in 2020, and we maintain a good commercial relationship with this customer.
•Adjusted Segment EBITDA increased 25% to $38.0 million, representing a 15.7% margin compared to a 13.6% margin a year ago. The increase in Adjusted Segment EBITDA was primarily driven by higher volumes and margins in our storage tank business and proceeds from the resolution of the customer dispute.
•Order activity for utility and traffic structures was strong, reflecting grid hardening and reliability initiatives within the utility industry and favorable road infrastructure investments in Florida as well as other southeastern markets.
•The combined backlog for utility, wind, and related structures at the end of the second quarter was $348.5 million compared to $379.5 million at the end of the first quarter of 2021.

Transportation Products

•Revenues were $68.2 million, down 47% year-over-year. Barge revenues decreased 54% driven by lower hopper and tank barge deliveries as COVID-19 and increased steel prices limited demand. Steel components revenues declined 9% representing the slowest rate of decline in two years.
•Adjusted Segment EBITDA decreased 73% year-over-year to $5.8 million, representing an 8.5% margin compared to a 16.5% margin a year ago. Segment margins decreased due to declines in operational efficiencies from reduced capacity utilization.
•The barge business received orders of approximately $55 million, for a book-to-bill of 1.1 on a low level of revenues. Pricing of the new orders reflects weak current market conditions, with the orders providing a base level of production in 2022.
•The barge backlog at the end of the second quarter increased to $139.4 million from $133.2 million at the end of the first quarter of 2021.
•Order inquires for steel components increased during the quarter as the new rail car market continues to show signs of improvement, and third-party forecasts indicate a higher level of North American railcar deliveries in 2022.

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Corporate and other Financial Notes

•Corporate expenses increased to $17.0 million, including $5.8 million of acquisition-related transaction and integration costs that have been excluded from Adjusted EBITDA, primarily from the StonePoint acquisition.
•The Company continues to expect corporate expenses of approximately $13-14 million per quarter for the balance of 2021, excluding non-recurring acquisition expenses.
•We expect acquisition-related transaction and integration costs of approximately $2 million per quarter in each of the third and fourth quarters.

Cash Flow and Liquidity

•Operating cash flow was $50.7 million. Free Cash Flow was $29.1 million, with Free Cash Flow Conversion of 140% of net income.
•Capital expenditures were $21.6 million.
•We invested $388.7 million, net of cash acquired, in two acquisitions that closed during the quarter, including the $375 million acquisition of StonePoint and a bolt-on acquisition of a Dallas-Fort Worth, Texas based recycled aggregates business.
•In April, we issued $400.0 million of 4.375% senior notes that mature in 2029 to fund the StonePoint acquisition.
•We returned approximately $6.9 million in dividends and share repurchases to shareholders.
•We ended the quarter with total liquidity of $471.8 million, including $100.3 million of cash, and net debt to Adjusted EBITDA was 1.9X for the trailing twelve months.
•Today, we acquired Southwest Rock for approximately $150 million. The acquisition was funded with cash and $100.0 million of revolver borrowings resulting in a pro forma net debt to Adjusted EBITDA of 2.4X at quarter end.

Non-GAAP Financial Information

This earnings release contains financial measures that have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Reconciliations of non-GAAP financial measures to the closest GAAP measure are included in the accompanying tables to this earnings release.

Conference Call Information

A conference call is scheduled for 8:30 a.m. Eastern Time on August 5, 2021 to discuss 2021 second quarter results as well as the Southwest Rock acquisition. To listen to the conference call webcast, please visit the Investor Relations section of Arcosa’s website at https://ir.arcosa.com. A slide presentation for this conference call will be posted on the Company’s website in advance of the call at https://ir.arcosa.com. The audio conference call number is 866-342-8588 for domestic callers and 203-518-9865 for international callers. The conference ID is ARCOSA and the passcode is 272672. An audio playback will be available through 11:59 p.m. Eastern Time on August 19, 2021, by dialing 800-839-3013 for domestic callers and 402-220-7233 for international callers. A replay of the webcast will be available for one year on Arcosa’s website at https://ir.arcosa.com/news-events/events-presentations.

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About Arcosa

Arcosa, Inc. (NYSE:ACA), headquartered in Dallas, Texas, is a provider of infrastructure-related products and solutions with leading positions in construction, engineered structures, and transportation markets. Arcosa reports its financial results in three principal business segments: the Construction Products segment, the Engineered Structures segment, and the Transportation Products segment. For more information, visit www.arcosa.com.

Kirkland & Ellis LLP acted as legal advisor to Arcosa on the acquisition of Southwest Rock.

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Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Arcosa’s estimates, expectations, beliefs, intentions or strategies for the future. Arcosa uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “outlook,” “strategy,” and similar expressions to identify these forward-looking statements. Forward-looking statements speak only as of the date of this release, and Arcosa expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, except as required by federal securities laws. Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations, including but not limited to assumptions, risks and uncertainties regarding the impact of the COVID-19 pandemic on Arcosa’s customer demand for Arcosa’s products and services, Arcosa’s supply chain, Arcosa’s employees’ ability to work because of COVID-19 related illness, the health and safety of our employees, the effect of governmental regulations imposed in response to the COVID-19 pandemic; assumptions, risks and uncertainties regarding achievement of the expected benefits of Arcosa’s spin-off from Trinity; tax treatment of the spin-off; failure to successfully integrate acquisitions, or failure to achieve the expected benefits of acquisitions; market conditions and customer demand for Arcosa’s business products and services; the cyclical nature of, and seasonal or weather impact on, the industries in which Arcosa competes; competition and other competitive factors; governmental and regulatory factors; changing technologies; availability of growth opportunities; market recovery; ability to improve margins; and Arcosa’s ability to execute its long-term strategy, and such forward-looking statements are not guarantees of future performance. For further discussion of such risks and uncertainties, see "Risk Factors" and the "Forward-Looking Statements" section of "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Arcosa's Form 10-K for the year-ended December 31, 2020, and as may be revised and updated by Arcosa's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

INVESTOR CONTACTS

Gail M. Peck	David Gold
Chief Financial Officer	ADVISIRY Partners

T 972.942.6500	T 212.661.2220
InvestorResources@arcosa.com	David.Gold@advisiry.com

MEDIA CONTACT

Media@arcosa.com

TABLES TO FOLLOW

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Arcosa, Inc.
Condensed Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues	$515.1	$498.5	$955.5	$986.7
Operating costs:
Cost of revenues	417.4	396.8	778.5	788.1
Selling, general, and administrative expenses	66.4	53.9	122.8	105.7
	483.8	450.7	901.3	893.8
Operating profit	31.3	47.8	54.2	92.9

Interest expense	6.6	2.8	8.7	6.1
Other, net (income) expense	(0.3)	(0.1)	0.2	(0.3)
	6.3	2.7	8.9	5.8
Income before income taxes	25.0	45.1	45.3	87.1
Provision for income taxes	4.2	11.8	8.6	22.2
Net income	$20.8	$33.3	$36.7	$64.9

Net income per common share:
Basic	$0.43	$0.69	$0.76	$1.34
Diluted	$0.43	$0.68	$0.75	$1.33
Weighted average number of shares outstanding:
Basic	48.1	47.9	48.0	47.9
Diluted	48.6	48.4	48.5	48.4

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Arcosa, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Revenues:	2021	2020	2021	2020
Aggregates and specialty materials	$181.5	$132.1	$316.8	$264.2
Other	23.0	16.1	40.9	33.4
Construction Products	204.5	148.2	357.7	297.6

Utility, wind, and related structures	191.6	176.9	355.6	353.3
Storage tanks	50.9	45.9	93.9	92.7
Engineered Structures	242.5	222.8	449.5	446.0

Inland barges	49.0	107.0	106.9	196.0
Steel components	19.2	21.2	41.5	49.2
Transportation Products	68.2	128.2	148.4	245.2

Segment Totals before Eliminations	515.2	499.2	955.6	988.8
Eliminations	(0.1)	(0.7)	(0.1)	(2.1)
Consolidated Total	$515.1	$498.5	$955.5	$986.7

	Three Months Ended June 30,		Six Months Ended June 30,
Operating profit (loss):	2021	2020	2021	2020
Construction Products	$17.9	$24.3	$33.7	$41.1
Engineered Structures	29.1	20.9	46.6	45.8
Transportation Products	1.3	15.9	5.4	30.2
Segment Totals before Corporate Expenses	48.3	61.1	85.7	117.1
Corporate	(17.0)	(13.3)	(31.5)	(24.2)
Consolidated Total	$31.3	$47.8	$54.2	$92.9

Backlog:	June 30, 2021	June 30, 2020
Engineered Structures:
Utility, wind, and related structures	$348.5	$352.2
Storage tanks	$30.3	$15.5
Transportation Products:
Inland barges	$139.4	$258.7

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Arcosa, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	June 30, 2021	December 31, 2020
Current assets:
Cash and cash equivalents	$100.3	$95.8
Receivables, net of allowance	314.3	260.2
Inventories	339.1	276.8
Other	30.3	32.1
Total current assets	784.0	664.9

Property, plant, and equipment, net	1,206.7	913.3
Goodwill	806.2	794.0
Intangibles, net	227.3	212.9
Deferred income taxes	15.0	15.4
Other assets	51.0	46.2
	$3,090.2	$2,646.7
Current liabilities:
Accounts payable	$201.3	$144.1
Accrued liabilities	121.3	115.2
Advance billings	21.6	44.7
Current portion of long-term debt	8.8	6.3
Total current liabilities	353.0	310.3

Debt	645.1	248.2
Deferred income taxes	92.6	112.7
Other liabilities	79.0	83.3
	1,169.7	754.5

Stockholders' equity:
Common stock	0.5	0.5
Capital in excess of par value	1,688.8	1,694.1
Retained earnings	251.5	219.7
Accumulated other comprehensive loss	(20.3)	(22.1)
Treasury stock	—	—
	1,920.5	1,892.2
	$3,090.2	$2,646.7

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Arcosa, Inc.
Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Six Months Ended June 30,
	2021	2020
Operating activities:
Net income	$36.7	$64.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	68.0	54.7
Stock-based compensation expense	8.8	8.8
Provision for deferred income taxes	6.1	2.4
Gains on disposition of property and other assets	(5.3)	(1.8)
(Increase) decrease in other assets	2.8	(2.1)
Increase (decrease) in other liabilities	(12.1)	(1.8)
Other	(1.6)	2.1
Changes in current assets and liabilities:
(Increase) decrease in receivables	(29.4)	12.3
(Increase) decrease in inventories	(38.7)	(14.7)
(Increase) decrease in other current assets	(4.1)	11.8
Increase (decrease) in accounts payable	49.8	9.1
Increase (decrease) in advance billings	(23.1)	(26.9)
Increase (decrease) in accrued liabilities	(6.8)	1.5
Net cash provided by operating activities	51.1	120.3
Investing activities:
Proceeds from disposition of property and other assets	11.1	7.0
Capital expenditures	(41.5)	(43.6)
Acquisitions, net of cash acquired	(388.7)	(313.9)
Net cash required by investing activities	(419.1)	(350.5)
Financing activities:
Payments to retire debt	(1.9)	(100.7)
Proceeds from issuance of debt	400.0	250.3
Shares repurchased	(4.4)	(2.0)
Dividends paid to common stockholders	(4.9)	(4.9)
Purchase of shares to satisfy employee tax on vested stock	(9.7)	(3.3)
Debt issuance costs	(6.6)	(1.2)
Net cash provided (required) by financing activities	372.5	138.2
Net increase (decrease) in cash and cash equivalents	4.5	(92.0)
Cash and cash equivalents at beginning of period	95.8	240.4
Cash and cash equivalents at end of period	$100.3	$148.4

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Arcosa, Inc.
Reconciliation of Adjusted EBITDA
($ in millions)
(unaudited)

“EBITDA” is defined as net income plus interest, taxes, depreciation, depletion, and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for certain items that are not reflective of the normal earnings of our business. GAAP does not define EBITDA or Adjusted EBITDA and they should not be considered as alternatives to earnings measures defined by GAAP, including net income. We use Adjusted EBITDA to assess the operating performance of our consolidated business, as a metric for incentive-based compensation, as a measure within our lending arrangements, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. As a widely used metric by analysts, investors, and competitors in our industry, we believe Adjusted EBITDA also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, amortization, and other items which can vary significantly depending on many factors. “Adjusted EBITDA Margin” is defined as Adjusted EBITDA divided by Revenues.

	Three Months Ended June 30,		Six Months Ended June 30,		Full Year 2021 Guidance
	2021	2020	2021	2020	Low	High
Revenues	$515.1	$498.5	$955.5	$986.7	$1,950.0	$2,050.0

Net income	20.8	33.3	36.7	64.9	65.0	77.0
Add:
Interest expense, net	6.5	2.7	8.6	5.8	23.0	23.0
Provision for income taxes	4.2	11.8	8.6	22.2	18.0	24.0
Depreciation, depletion, and amortization expense(1)	36.6	27.9	68.0	54.7	144.0	146.0
EBITDA	68.1	75.7	121.9	147.6	250.0	270.0
Add:
Impact of acquisition-related expenses(2) (3)	11.0	2.5	13.2	4.9	20.0	20.0
Impairment charge	—	0.5	—	1.8	—	—
Other, net (income) expense(4)	(0.2)	—	0.3	—	—	—
Adjusted EBITDA	$78.9	$78.7	$135.4	$154.3	$270.0	$290.0
Adjusted EBITDA Margin	15.3%	15.8%	14.2%	15.6%	13.8%	14.1%

(1) Includes the impact of the fair value markup of acquired long-lived assets, subject to final purchase price adjustments.
(2) For the three and six months ended June 30, 2021 and 2020, expenses associated with acquisitions, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, and other transaction costs.
(3) Actual results and full year 2021 Guidance now include the fair value markup of StonePoint inventory subject to completion of purchase price adjustments. The associated amount for Southwest Rock is not yet included in full year 2021 guidance.
(4) Included in Other, net (income) expense was the impact of foreign currency exchange transactions of $(0.1) million and $0.2 million for the three months ended June 30, 2021 and 2020, respectively, and $0.5 million and $0.2 million for the six months ended June 30, 2021 and 2020, respectively.

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Arcosa, Inc.
Reconciliation of Adjusted Net Income
($ in millions)
(unaudited)

GAAP does not define “Adjusted Net Income” and it should not be considered as an alternative to earnings measures defined by GAAP, including net income. We use this metric to assess the operating performance of our consolidated business. We adjust net income for certain items that are not reflective of the normal operations of our business to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net Income	$20.8	$33.3	$36.7	$64.9
Impact of acquisition-related expenses, net of tax(1)	8.3	1.9	10.0	3.7
Impairment charge, net of tax	—	0.4	—	1.4
Adjusted Net Income	$29.1	$35.6	$46.7	$70.0

(1) Expenses associated with acquisitions, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, and other transaction costs.

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Arcosa, Inc.
Reconciliation of Adjusted Segment EBITDA
($ in millions)
(unaudited)

“Segment EBITDA” is defined as segment operating profit plus depreciation, depletion, and amortization. “Adjusted Segment EBITDA” is defined as Segment EBITDA adjusted for certain items that are not reflective of the normal earnings of our business. GAAP does not define Segment EBITDA or Adjusted Segment EBITDA and they should not be considered as alternatives to earnings measures defined by GAAP, including segment operating profit. We use Adjusted Segment EBITDA to assess the operating performance of our businesses, as a metric for incentive-based compensation, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. As a widely used metric by analysts, investors, and competitors in our industry we believe Adjusted Segment EBITDA also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, amortization, and other items, which can vary significantly depending on many factors. "Adjusted Segment EBITDA Margin" is defined as Adjusted Segment EBITDA divided by Revenues.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Construction Products
Revenues	$204.5	$148.2	$357.7	$297.6

Operating Profit	17.9	24.3	33.7	41.1
Add: Depreciation, depletion, and amortization expense(1)	22.5	13.9	39.6	27.7
Segment EBITDA	40.4	38.2	73.3	68.8
Add: Impact of acquisition-related expenses(2)	4.7	0.4	4.7	1.9
Adjusted Segment EBITDA	$45.1	$38.6	$78.0	$70.7
Adjusted Segment EBITDA Margin	22.1%	26.0%	21.8%	23.8%

Engineered Structures
Revenues	$242.5	$222.8	$449.5	$446.0

Operating Profit	29.1	20.9	46.6	45.8
Add: Depreciation and amortization expense(1)	8.4	8.1	16.8	15.5
Segment EBITDA	37.5	29.0	63.4	61.3
Add: Impact of acquisition-related expenses(2)	0.5	1.4	1.0	1.4
Add: Impairment charge	—	—	—	1.3
Adjusted Segment EBITDA	$38.0	$30.4	$64.4	$64.0
Adjusted Segment EBITDA Margin	15.7%	13.6%	14.3%	14.3%

Transportation Products
Revenues	$68.2	$128.2	$148.4	$245.2

Operating Profit	1.3	15.9	5.4	30.2
Add: Depreciation and amortization expense	4.5	4.7	9.1	9.1
Segment EBITDA	5.8	20.6	14.5	39.3
Add: Impairment charge	—	0.5	—	0.5
Adjusted Segment EBITDA	$5.8	$21.1	$14.5	$39.8
Adjusted Segment EBITDA Margin	8.5%	16.5%	9.8%	16.2%

Operating Loss - Corporate	$(17.0)	$(13.3)	$(31.5)	$(24.2)
Impact of acquisition-related expenses - Corporate(1)	5.8	0.7	7.5	1.6
Add: Corporate depreciation expense	1.2	1.2	2.5	2.4
Adjusted EBITDA	$78.9	$78.7	$135.4	$154.3
(1) Includes the impact of the fair value markup of acquired long-lived assets, subject to final purchase price adjustments.
(2) Expenses associated with acquisitions, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, and other transaction costs.

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Arcosa, Inc.
Reconciliation of Adjusted Diluted EPS and Free Cash Flow
(unaudited)

GAAP does not define “Adjusted Diluted EPS” and it should not be considered as an alternative to earnings measures defined by GAAP, including diluted EPS. We use this metric to assess the operating performance of our consolidated business. We adjust diluted EPS for certain items that are not reflective of the normal operations of our business to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(in dollars per share)
Diluted EPS	$0.43	$0.68	$0.75	$1.33
Impact of acquisition-related expenses	0.17	0.04	0.21	0.08
Impairment charge	—	0.01	—	0.03
Adjusted Diluted EPS	$0.60	$0.73	$0.96	$1.44

GAAP does not define “Free Cash Flow” and it should not be considered as an alternative to cash flow measures defined by GAAP, including cash flow from operating activities. We define Free Cash Flow as cash provided by operating activities less capital expenditures. The Company also uses "Free Cash Flow Conversion", which we define as Free Cash Flow divided by net income. We use these metrics to assess the liquidity of our consolidated business. We present these metrics for the convenience of investors who use such metrics in their analysis and for shareholders who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(in millions)
Cash Provided by Operating Activities	$50.7	$78.8	$51.1	$120.3
Capital expenditures	(21.6)	(22.5)	(41.5)	(43.6)
Free Cash Flow	$29.1	$56.3	$9.6	$76.7

Net income	$20.8	$33.3	$36.7	$64.9
Free Cash Flow Conversion	140%	169%	26%	118%

972.942.6500	14	arcosa.com

Arcosa, Inc.
Reconciliation of Adjusted EBITDA and Net Debt to Adjusted EBITDA for Southwest Rock
(unaudited)

“Pro forma Adjusted EBITDA” is defined as Southwest Rock’s EBITDA plus pro forma adjustments including Paycheck Protection Program loan forgiveness, partially offset by management compensation and non-operational expenses that are not expected to continue post-close. GAAP does not define Pro forma Adjusted EBITDA and it should not be considered as an alternative to earnings measures defined by GAAP, including net income. We believe Pro forma Adjusted EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, amortization, and other items which can vary significantly depending on many factors.

Trailing Twelve Months Ended
May 31, 2021
(in millions)
Net Income	$11.7
Add:
Interest expense, net	0.2
Provision for income taxes(1)	—
Depreciation, depletion, and amortization expense	2.6
EBITDA	14.5
Add:
Pro forma adjustments	(0.5)
Pro forma Adjusted EBITDA	$14.0
(1) Pass through entity and not subject to federal income taxes

GAAP does not define “Net Debt” and it should not be considered as an alternative to cash flow or liquidity measures defined by GAAP. The Company uses Net Debt, which it defines as total debt minus cash and cash equivalents to determine the extent to which the Company’s outstanding debt obligations would be satisfied by its cash and cash equivalents on hand. The Company also uses "Net Debt to Adjusted EBITDA", which it defines as Net Debt divided by Adjusted EBITDA for the trailing twelve months as a metric of its current leverage position. We present this metric for the convenience of investors who use such metrics in their analysis and for shareholders who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions.

	June 30, 2021	Pro Forma for Southwest Rock	June 30, 2021 Pro Forma
	(in millions)
Total debt excluding debt issuance costs	$660.5	$100.0	$760.5
Cash and cash equivalents	100.3	(50.0)	50.3
Net Debt	$560.2	$150.0	$710.2

Adjusted EBITDA (trailing twelve months) (1)	$288.1	$14.0	$302.1
Net Debt to Adjusted EBITDA	1.9		2.4

(1) Adjusted EBITDA includes a 3 month pro forma adjustment of $2.6 million based on previously disclosed Adjusted EBITDA for Strata of $10.2 million for the twelve months ended August 31, 2020 and a 9 month pro forma adjustment of $20.7 million based on previously disclosed Adjusted EBITDA for StonePoint of $27.6 million for the twelve months ended March 31, 2021.

972.942.6500	15	arcosa.com